AAON Water-Source Heat Pumps AHRI Performance Certified

Tulsa, OK - (August 30, 2018) - AAON, Inc. (NASDAQ: AAON) today announced its water-source heat pump products are now performance certified with the Air-Conditioning, Heating, and Refrigeration Institute (AHRI) Water-Source Heat Pumps Certification Program. Water-source heat pump performance is rated in accordance with the ANSI/AHRI/ASHRAE/ISO 13256 standard. The company’s certified product listings are available on the AHRI’s Directory of Certified Product Performance.

AAON products in the AHRI certification program include AAON RN and RQ Series water-source heat pump rooftop units, M2 Series water-source heat pump modular self-contained units, SB Series water-source heat pump vertical self-contained units, and WH/WV Series small packaged horizontal/vertical water-source heat pump units. AAON water-source heat pump rooftop units are the first of its kind to be tested under this program.

While the AHRI listing program covers all water-source heat pumps products up to 135 MBH (11 tons) of cooling capacity, AAON water-source heat pump products are available up to 230 tons. AAON water-source heat pump rooftop units are available from 2 to 230 tons, customizable for nearly any application with energy saving factory installed options such as variable capacity compressors and variable speed fans. AAON water-source heat pump indoor self-contained units are available from 3 to 70 tons with similar customization, including modulating hot gas reheat dehumidification and energy recovery wheel configurations. AAON premium small packaged vertical and horizontal water-source heat pump units are available from ½ to 5 tons in replacement ready stock configurations ready to ship out to customers.

“AHRI certification of our water-source heat pump product line solidifies the AAON commitment to delivering performance tested, high value HVAC equipment that exceeds our customer’s expectations,” said Gary Fields, President of AAON.

About AHRI
The Air-Conditioning, Heating, and Refrigeration Institute (AHRI) is the trade association representing manufacturers of air conditioning, heating, and commercial refrigeration, and water heating equipment. An internationally recognized advocate for the industry, AHRI develops standards for and certifies the performance of many of these products. AHRI's 300+ member companies manufacture quality, efficient, and innovative residential and commercial air conditioning, space heating, water heating, and commercial refrigeration equipment and components for sale in North America and around the world.

About AAON
AAON is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, condensing units, makeup air units, energy recovery units, geothermal/water-source heat pumps, coils, and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.aaon.com.

Contact: Eric Taylor
Phone: 918-583-2266
Email: marketing@aaon.com